Exhibit 99.1

Vie Financial Group Announces Cost-Reductions and Names New Chief Operating Officer

Philadelphia, May 15, 2003- Vie Financial Group, Inc. (OTC BB: VIEF) announced today a decline in March and April trading volumes and revenues from the strong growth rates experienced in the first two months of the year. We attributed the decline to overall difficult market conditions and increased competition within our market segment. Although the decline in volume was somewhat mitigated in April by the strongest customer acquisition rates that Vie has experienced to date, the Company has taken immediate steps to further reduce costs and restructure its management team, including:

Operational Cost Reductions: management pay reductions and an employee furlough program that reduced the number of employees in the Company by approximately 30%. This furlough program is expected to be in effect until the end of July, 2003. Furthermore, we are closing our Chicago office and are continuing to reduce our fixed cost structure. We are also pursuing relationships with third party technology providers for order entry, order management and other non-proprietary system components.

Addition of New Chief Operating Officer: the Company announced the hiring of an experienced industry professional and changes in certain management responsibilities. Daniel Nole, formerly Chief Financial Officer and Vice President of Operations at NYFIX Millennium, has joined Vie as Chief Operating Officer with responsibility for all day-to-day operations. Trevor Price, Vie’s President, is focusing on strategic product development.

About Vie Financial Group, Inc.

Vie Financial Group, Inc. and its subsidiaries provide electronic trading services to institutional investors and broker-dealers. Through an automated platform and a quantitative trading methodology, Vie strives to remove all human elements of the trading process, thus eliminating information leakage and minimizing market impact. Vie’s objective is to deliver high-performance electronic trading that is fast, reliable and nearly invisible to the market. For more information, visit the Vie Financial Group Web site at www.viefinancial.com <http://www.viefinancial.com>.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws.

While Vie Financial Group believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that make future business of this company uncertain.

Contact:

Trevor Price/Vie Financial Group

212-575-8210

tprice@viefinancial.com